Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 17, 2017

Relating to Preliminary Prospectus Supplement dated January 17, 2017 to Prospectus dated March 4, 2014

Registration Nos. 333-194301 and 333-194301-01

REGENCY CENTERS, L.P.

3.600% Notes Due 2027

Pricing Term Sheet

Issuer:	Regency Centers, L.P.

Security:	3.600% Notes due 2027 (the “2027 Notes”)

Guarantee:	Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest of the Notes.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+ (stable / stable / stable)

Principal Amount:	$350,000,000

Coupon (Interest Rate):	3.600% per annum

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2017

Maturity:	February 1, 2027

Denominations:	$2,000 × $1,000 in excess thereof

Price to Public:	99.741% of principal amount, plus accrued interest, if any, from the date of original issuance

Trade Date:	January 17, 2017

Settlement Date:	T+7; January 26, 2017

The Issuer expects that delivery of the 2027 Notes will be made to investors on or about January 26, 2017, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2027 Notes prior to January 26, 2017 will be required, by virtue of the fact that the 2027 Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2027 Notes who wish to trade the 2027 Notes prior to their date of delivery hereunder should consult their advisors.

Net Proceeds:	$346,818,500 (after deducting underwriting discount and before expenses associated with the transaction)

Optional Redemption Provision:	In full or in part at any time, prior to November 1, 2026 (“Par Call Date”), make whole call based on U.S Treasury plus 20 bps to the Par Call Date, and, on or after the Par Call Date, redeemable at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Special Mandatory Provision:	In the event that the merger with Equity One, Inc. is not consummated on or prior to September 30, 2017 or if the merger agreement is terminated in accordance with its terms prior to the consummation of the merger or if Regency Centers Corporation will not purse the consummation of the merger, Regency Centers Corporation shall be required to redeem the 2027 Notes then outstanding at a redemption price equal to 101% of the principal amount of the 2027 Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Benchmark Treasury:	2.000% due November 15, 2026

Spread to Benchmark Treasury:	+ 130 basis points

Benchmark Treasury Price / Yield:	97-03+ / 2.331%

Yield to Maturity:	3.631%

CUSIP / ISIN:	75884R AV5 / US75884RAV50

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Regions Securities LLC

Co-Managers:

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

Mizuho Securities USA Inc.

BB&T Capital Markets, a division of BB&T

Securities, LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Comerica Securities, Inc.

REGENCY CENTERS, L.P.

4.400% Notes Due 2047

Pricing Term Sheet

Issuer:	Regency Centers, L.P.

Security:	4.400% Notes due 2047 (the “2047 Notes”)

Guarantee:	Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest of the Notes.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+ (stable / stable / stable)

Principal Amount:	$300,000,000

Coupon (Interest Rate):	4.400% per annum

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2017

Maturity:	February 1, 2047

Denominations:	$2,000 × $1,000 in excess thereof

Price to Public:	99.110% of principal amount, plus accrued interest, if any, from the date of original issuance

Trade Date:	January 17, 2017

Settlement Date:	T+7; January 26, 2017

The Issuer expects that delivery of the 2047 Notes will be made to investors on or about January 26, 2017, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2047 Notes prior to January 26, 2017 will be required, by virtue of the fact that the 2047 Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the 2047 Notes who wish to trade the 2047 Notes prior to their date of delivery hereunder should consult their advisors.

Net Proceeds:	$294,705,000 (after deducting underwriting discount and before expenses associated with the transaction)

Optional Redemption Provision:	In full or in part at any time, prior to August 1, 2046 (“Par Call Date”), make whole call based on U.S Treasury plus 25 bps to the Par Call Date, and, on or after the Par Call Date, redeemable at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Benchmark Treasury:	2.250% due August 15, 2046

Benchmark Treasury Price / Yield:	86-05+ / 2.954%

Spread to Benchmark Treasury:	+ 150 basis points

Yield to Maturity:	4.454%

CUSIP / ISIN:	75884R AW3 / US75884RAW34

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Sun Trust Robinson Humphrey, Inc.

Co-Managers:

PNC Capital Markets LLC

Regions Securities LLC

Mizuho Securities USA Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Comerica Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer underwriters participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Well Fargo Securities, LLC at 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com or by calling U.S. Bancorp Investments, Inc. at 1-877-558-2607.